Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, Colorado 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Completes Acquisition of Keystone Midstream Services

DENVER—May 29, 2012—MarkWest Energy Partners. L.P. (NYSE:MWE) today announced the closing of the previously announced acquisition of Keystone Midstream Services, LLC (Keystone) from Stonehenge Energy Resources, L.P., and subsidiaries of Rex Energy Corporation (Rex Energy) (NASDAQ:REXX) and Sumitomo Corporation (Sumitomo).

The acquisition consideration was $512 million.  Keystone’s existing assets are located in Butler County, Pennsylvania and include two cryogenic gas processing plants totaling 90 million cubic feet per day of processing capacity, a gas gathering system and associated field compression. Concurrent with the closing of the transaction, Rex Energy and Sumitomo have dedicated an 895 square mile area to MarkWest. MarkWest will gather and process rich gas, and fractionate the natural gas liquids under long-term, fee-based agreements.

MarkWest’s acquisition of Keystone expands the Partnership’s leading position in the liquids rich Marcellus Shale area into northwest Pennsylvania and eastern Ohio.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect its operations, financial performance, and other factors as discussed in MarkWest’s filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.